EXHIBIT 24.1

RAVEN INDUSTRIES, INC.

Powers of Attorney

Each of the undersigned directors of Raven Industries, Inc., a South Dakota corporation (the “Company”), does hereby make, constitute and appoint Daniel A. Rykhus and Lee A. Magnuson, and either of them, the undersigned’s true and lawful attorneys in fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto regarding the Raven Industries, Inc. 2019 Equity Incentive Plan, to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock of the Company and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto the attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of date listed below:

/s/ Daniel A. Rykhus	/s/ Marc E. LeBaron
Daniel A. Rykhus	Marc E. LeBaron, Director
May 21, 2019	May 21, 2019

/s/ Jason M. Andringa	/s/ David L. Chicoine
Jason M. Andringa	David L. Chicoine
May 21, 2019	May 21, 2019

/s/ Thomas S. Everist	/s/ Janet M. Holloway
Thomas S. Everist	Janet M. Holloway
May 23, 2019	May 21, 2019

/s/ Kevin T. Kirby	/s/ Lois M. Martin
Kevin T. Kirby	Lois M. Martin
May 22, 2019	May 21, 2019

/s/ Richard W. Parod
Richard W. Parod
May 21, 2019